As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANESBRANDS INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3552316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 N. Cherry Street

Winston-Salem, North Carolina 27101

(Address, including zip code, of registrant’s principal executive offices)

Hanesbrands Inc. 2020 Omnibus Incentive Plan, As Amended

(Full title of the plan)

M. Scott Lewis

Chief Financial Officer and Chief Accounting Officer

101 N. Cherry Street

Winston-Salem, NC 27101

(336) 519-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Hanesbrands Inc. (the “Registrant”) filed registration statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on May 8, 2020 (File No. 333-238100) and May 3, 2023 (File No. 333-271608) (the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Hanesbrands Inc. 2020 Omnibus Incentive Plan (as amended, the “2020 Plan”), which first became effective upon the approval by the Registrant’s stockholders on April 28, 2020 and was subsequently amended to increase the number of shares of Common Stock issuable thereunder effective April 24, 2023.

On April 29, 2025, the stockholders of the Registrant approved a second amendment to the 2020 Plan, effective April 29, 2025. The Registrant is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 16,210,000 shares of Common Stock that may be issued pursuant to the 2020 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the SEC on February 14, 2025 (the “Form 10-K”);

b)	Those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2025, that are incorporated by reference into Part III of our Form 10-K;

c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2025 and June 28, 2025, filed with the SEC on May 8, 2025 and August 7, 2025;

d)

The Registrant’s Current Reports on Form 8-K filed with the SEC on January  27, 2025, February  13, 2025, February  13, 2025, March  10, 2025, March  14, 2025, April  18, 2025, May  5, 2025; and August 13, 2025; and

e)

The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended January  2, 2021 filed with the SEC on February 12, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Company is a Maryland corporation. Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a judgment or other final adjudication and that is material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by the MGCL.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director, unless ordered by a court and then only for expenses. The MGCL also permits a Maryland corporation to pay a director’s reasonable expenses in advance of the final disposition of a proceeding to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company or other enterprise or employee benefit plan. Section 2-418(j)(2) of the MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent that it may indemnify and advance expenses to its directors.

The Company’s charter authorizes it, and the Company’s bylaws obligate it, to the maximum extent permitted by the MGCL, to indemnify any of the Company’s present or former directors or officers or those of the Company’s subsidiaries who (1) is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer and at the Company’s request, serves or served another corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

The Company’s bylaws also permit the Company, with the approval of its board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above or (2) any of the Company’s employees or agents, or any employee or agent of a predecessor.

The Company also maintains indemnity insurance as permitted by Section 2-418 of the MGCL, pursuant to which its officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

4.2	Articles Supplementary (Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

4.3	Articles of Amendment to Articles of Amendment and Restatement of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2015).

4.4	Articles Supplementary (Reclassifying Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2015).

4.5	Amended and Restated Bylaws of Hanesbrands Inc. as amended on September 29, 2022 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2022).

4.6	Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on April 29, 2020).

4.7	First Amendment of Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2023).

4.8	Second Amendment of Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2025).

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (contained on signature page to this Registration Statement).

107	Calculation of Filing Fee Tables.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on August 15, 2025.

Hanesbrands Inc.
(Registrant)
By:	/s/ Stephen B. Bratspies
Name: Stephen B. Bratspies
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Stephen B. Bratspies, M. Scott Lewis and Gini Piekarski, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen B. Bratspies Stephen B. Bratspies	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2025

/s/ M. Scott Lewis M. Scott Lewis	Chief Financial Officer, Chief Accounting Officer and Controller (Principal Financial Officer and Principal Accounting Officer)	August 15, 2025

/s/ Geralyn R. Breig Geralyn R. Breig	Director	August 15, 2025

/s/ Colin Browne Colin Browne	Director	August 15, 2025

/s/ Natasha C. Chand Natasha C. Chand	Director	August 15, 2025

/s/ Sharilyn S. Gasaway Sharilyn S. Gasaway	Director	August 15, 2025

/s/ Mark A. Irvin Mark A. Irvin	Director	August 15, 2025

/s/ James C. Johnson James C. Johnson	Director	August 15, 2025

Signature	Title	Date

/s/ John G. Mehas John G. Mehas	Director	August 15, 2025

/s/ Franck J. Moison Franck J. Moison	Director	August 15, 2025

/s/ Robert F. Moran Robert F. Moran	Director	August 15, 2025

/s/ William S. Simon William S. Simon	Chairman and Director	August 15, 2025